Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into as of December 24, 2024 (the “Second Amendment Effective Date”) by and between Justin Schreiber, an individual and resident of the State of Pennsylvania, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Company had, pursuant to the April 1, 2020 Consulting Agreement “Consulting Agreement”), engaged Justin Schreiber to be the Company’s Chairman of the Board and Chief Executive Officer.

WHEREAS, on April 1, 2022: (i) the Company and Justin Schreiber mutually agreed to terminate that Consulting Agreement; and (ii) the Company and the Employee entered into a formal Employment Agreement (the “Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Chief Executive Officer, with a base salary of $300,000, and a target bonus of 75% of base salary;

WHEREAS, on or about November 13, 2023, the Company and Employee mutually agreed to a First Amendment to Employment Agreement (“First Amendment”) that included an: (i) award a new grant to Employee of 50,000 shares of restricted stock subject to vesting and other terms as described below; and (ii) a contingent future grant to Employee of 50,000 shares of restricted stock subject to the contingencies and subsequent vesting, as described therein.

WHEREAS, the Parties desire to further amend the Employment Agreement to increase Employee’s base salary to $500,000, effective January 1, 2025.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Second Amendment, all other provisions of the Employment Agreement remain in effect today and moving further, unless and until amended in the future.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a.	1st Sentence of § 4(a) of the Employment Agreement is hereby amended to read:

Effective January 1, 2025, the Company shall pay Employee a base salary at the rate of $500,000 per calendar year, which amount shall be subject to adjustment as set forth below (the “Base Salary”).

2. Governing Law; Jurisdiction. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Second Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

2. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Second Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Second Amendment to the Employment Agreement.

EXECUTED as of the Second Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Eric H. Yecies
By:	Eric H. Yecies, Chief Legal Officer & General Counsel

EMPLOYEE

/s/ Justin Schreiber
By:	Justin Schreiber, Chairman & Chief Executive Officer

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